Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Termination of Consent Order

RICHMOND, VA, November 13, 2025 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc., today announced that the Bank received notification from its primary regulator, the Office of the Comptroller of the Currency, terminating the Consent Order dated January 24, 2024.

President and Chief Executive Officer, G. William (“Billy”) Beale, stated, “Being released from the regulatory Consent Order in less than 23 months is a testament to the hard work and the expertise of our team. My thanks to those who led the effort.

“Months ago, we turned our attention to community banking with a focus on improving our customer experience while attracting new loans and deposits. Release from the Consent Order increases our ability and flexibility to grow and expand in our key markets.”

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.